EXHIBIT 99.1

FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (412) 559-8154
Investor Relations Contact: Chris Hepler - (412) 225-3717

MSA Safety Elects Steve Blanco CEO as Part of Planned Management Succession; Nish Vartanian to Retire

PITTSBURGH, February 22, 2024 – The Board of Directors of MSA Safety, Inc. (NYSE: MSA), a global leader in the development of advanced safety products and solutions that help protect people and facility infrastructures, has elected Steve Blanco Chief Executive Officer, to be effective May 10, 2024, which follows the company’s annual meeting of shareholders. The Board has also elected Mr. Blanco as a director of the company, effective immediately. Mr. Blanco, 57, currently serves as MSA’s President and Chief Operating Officer. His election is part of a planned management succession and coincides with a decision by MSA Chairman and CEO Nish Vartanian to inform the Board of Directors that he intends to retire as CEO in May of this year. Mr. Vartanian announced his retirement and Steve’s election this afternoon at a planned meeting of the company’s global leadership team.
“The Board of Directors and I are very pleased for Steve to become CEO in May of this year and to be elected to the MSA Board at what is a very exciting and dynamic time for our company and the safety industry overall,” Mr. Vartanian said. “Steve’s election demonstrates the high level of confidence the Board and I have in his abilities to lead MSA into the future and continue the track record of growth and performance the company has demonstrated over the past several years.”
Mr. Blanco joined MSA in 2012 as Vice President of Global Operational Excellence. In 2017, he was named President of MSA Americas, responsible for the company’s business in the U.S., Canada, and Latin America. Under Mr. Blanco’s leadership, from 2018 through 2022, revenue in the company’s Americas segment grew by more than 40 percent.
During his tenure with the company, Mr. Blanco also helped oversee the acquisitions and integrations of Globe Manufacturing, Sierra Monitor and Bacharach. Most recently, he has served as the architect behind the MSA Business System, which is designed to make the company a best-in-class organization by driving a culture of continuous improvement across MSA – to innovate, improve and transform the company.
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“Steve has strong experience and understanding of our business on a global basis and is a proven leader,” Mr. Vartanian said. “His strong operational experience, combined with his passion for continuous improvement, and his respect and appreciation of the MSA culture, will serve our organization very well in the years ahead. As the company enters its 110th year in business in 2024, Steve is ideally suited to lead MSA and strengthen our position as the global leader in safety technology and solutions.”
On his retirement plans, Mr. Vartanian, 64, a 39-year veteran of MSA, said he intends to continue his service on the MSA Board. He also was recently named a director of Koppers Inc. “Serving as CEO of MSA Safety has been one of the greatest privileges and experiences of my lifetime,” he said. “I have spent my entire career with just one organization, and I could not be more proud to lead a company whose only focus is to help protect people at work so they can return home at the end of each day. I am especially grateful to the 5,000-plus MSA associates around the world who demonstrate such a tremendous commitment to that mission every day. I look forward to remaining active in my role as an MSA director and serving the company, while working closely with Steve to ensure a smooth and seamless transition in 2024. My network of retired friends often remind me that the beauty of retirement is you can choose to do only the things you enjoy. I plan to take that perspective to heart, and serving on the MSA Board certainly fits within that scope.”
Mr. Vartanian joined MSA in 1985 as a Sales Intern. Over the years, he worked in a broad range of sales leadership positions, including Regional Sales Manager, National Sales Manager, and Director of North American Sales. In 2010, Mr. Vartanian led MSA’s integration of General Monitors, an acquisition that established MSA as the global leader in fixed systems for gas and flame detection.
In 2013, Mr. Vartanian was elected President of MSA’s business in North America. He was later promoted to President of the company’s Americas business segment. In 2017, Mr. Vartanian was elected a director and assumed the role of CEO in 2018. He was subsequently elected Chairman in 2020.
Robert A. Bruggeworth, MSA’s lead independent director, noted, “The Board is grateful to Nish for his strong leadership over the past six years, guiding MSA through years of growth and expansion, and navigating the company through unprecedented challenges brought by the COVID-19 pandemic, all while earning record sales and profitability. He leaves the Executive Leadership Team extremely well-prepared for the future.” He continued, “We are equally pleased to have elected Steve to succeed him and to join the Board. The Board has full confidence in Steve’s ability to lead the company into its next phase.”
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Additional Background on Steve Blanco
Prior to joining MSA, Mr. Blanco worked for Eaton Corporation, a global and diversified power management company. Prior to that, he worked for Ford Motor Company and Visteon, serving in a variety of engineering, plant management and operations roles. An engineer by trade, Mr. Blanco holds a Bachelor of Science degree in mechanical engineering technology from Purdue University, and he earned an MBA from Indiana Wesleyan University. In addition to his MSA responsibilities, Mr. Blanco serves on the board of National Association of Manufacturers (NAM), and Catholic Charities of Pittsburgh.

Note to Local Editors: Mr. Blanco and his wife Pam reside in Harmony, Pa.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSAsafety.com.

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